                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

                                 $1,100,000,000

                                CREDIT AGREEMENT

                                   dated as of

                                 March 20, 2006

                                      among

                            BANNER ACQUISITION, INC.,
                                   AS BORROWER

                                 ALLERGAN, INC.,
                                  AS GUARANTOR

                            THE LENDERS PARTY HERETO

                             BANK OF AMERICA, N.A.,
                             AS ADMINISTRATIVE AGENT

                                   ----------

                     MORGAN STANLEY SENIOR FUNDING, INC. AND
                         BANC OF AMERICA SECURITIES LLC,
                  AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS
                            AND AS SYNDICATION AGENTS

                        CITICORP NORTH AMERICA, INC. AND
                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                             AS DOCUMENTATION AGENTS

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Definitions ..............................................     1
Section 1.02.  Accounting Terms and Determinations ......................    12
Section 1.03.  Types of Borrowings ......................................    13

                                    ARTICLE 2
                                   THE CREDITS

Section 2.01.  Commitments to Lend ......................................    13
Section 2.02.  Notice of Borrowings .....................................    13
Section 2.03.  Notice to Lenders; Funding of Loans ......................    14
Section 2.04.  Notes ....................................................    14
Section 2.05.  Maturity of Loans ........................................    15
Section 2.06.  Interest Rates ...........................................    15
Section 2.07.  Fees .....................................................    16
Section 2.08.  Method of Electing Types of Interest Rates and Interest
               Periods ..................................................    17
Section 2.09.  Termination or Reduction of Commitments ..................    18
Section 2.10.  Optional Prepayments .....................................    18
Section 2.11.  Mandatory Prepayments ....................................    19
Section 2.12.  Notice of Reduction Events ...............................    19
Section 2.13.  General Provisions as to Payments ........................    19
Section 2.14.  Funding Losses ...........................................    20
Section 2.15.  Computation of Interest and Fees .........................    20
Section 2.16.  Reserve Costs ............................................    21

                                    ARTICLE 3
                                   CONDITIONS

Section 3.01.  Effective Date and Initial Borrowing .....................    21
Section 3.02.  All Borrowings ...........................................    24

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

Section 4.01.  Corporate Existence and Power ............................    24
Section 4.02.  Corporate and Governmental Authorization; No
               Contravention ............................................    24

Section 4.03.  Binding Effect ...........................................    25
Section 4.04.  Financial Information ....................................    25
Section 4.05.  Litigation ...............................................    25
Section 4.06.  Compliance with ERISA ....................................    26
Section 4.07.  Environmental Matters ....................................    26
Section 4.08.  Taxes ....................................................    26
Section 4.09.  Not an Investment Company ................................    26
Section 4.10.  Full Disclosure ..........................................    26
Section 4.11.  Subsidiaries .............................................    27
Section 4.12.  Good Title to Properties .................................    27
Section 4.13.  Trademarks, Patents, Etc .................................    27

                                    ARTICLE 5
                                    COVENANTS

Section 5.01.  Information ..............................................    28
Section 5.02.  Payment of Obligations ...................................    30
Section 5.03.  Maintenance of Property; Insurance .......................    30
Section 5.04.  Conduct of Business and Maintenance of Existence .........    31
Section 5.05.  Compliance with Laws .....................................    31
Section 5.06.  Inspection of Property, Books and Records ................    31
Section 5.07.  Subsidiary Debt ..........................................    31
Section 5.08.  Debt to Capitalization ...................................    31
Section 5.09.  Minimum Consolidated Net Worth ...........................    32
Section 5.10.  Negative Pledge ..........................................    32
Section 5.11.  Consolidations, Mergers and Sales of Assets ..............    33
Section 5.12.  Use of Proceeds ..........................................    33
Section 5.13.  Transactions with Affiliates .............................    33
Section 5.14.  Limitation on Acquisitions ...............................    34
Section 5.15.  The Exchange Offer .......................................    34

                                    ARTICLE 6
                                    DEFAULTS

Section 6.01.  Events of Default ........................................    35
Section 6.02.  Notice of Default ........................................    37

                                    ARTICLE 7
                                   THE AGENTS

Section 7.01.  Appointment and Authorization ............................    38
Section 7.02.  Agents and Affiliates ....................................    38
Section 7.03.  Action by the Agents .....................................    38
Section 7.04.  Consultation with Experts ................................    38
Section 7.05.  Liability of the Agents ..................................    38
Section 7.06.  Indemnification ..........................................    39
Section 7.07.  Credit Decision ..........................................    39

Section 7.08.  Successor Administrative Agent ...........................    39
Section 7.09.  Syndication and Documentation Agents .....................    40

                                    ARTICLE 8
                             CHANGE IN CIRCUMSTANCES

Section 8.01.  Basis for Determining Interest Rate Inadequate or
               Unfair ...................................................    40
Section 8.02.  Illegality ...............................................    41
Section 8.03.  Increased Cost and Reduced Return ........................    41
Section 8.04.  Taxes ....................................................    42
Section 8.05.  Base Rate Loans Substituted for Affected Euro-Dollar
               Loans ....................................................    45
Section 8.06.  Substitution of Lender ...................................    46

                                    ARTICLE 9
                                    GUARANTY

Section 9.01.  The Guaranty .............................................    46
Section 9.02.  Guaranty Unconditional ...................................    47
Section 9.03.  Discharge only upon Payment in Full; Reinstatement in
               Certain Circumstances ....................................    48
Section 9.04.  Waiver by the Company ....................................    48
Section 9.05.  Subrogation ..............................................    48
Section 9.06.  Stay of Acceleration .....................................    48

                                   ARTICLE 10
                                  MISCELLANEOUS

Section 10.01. Notices ..................................................    48
Section 10.02. No Waivers ...............................................    51
Section 10.03. Expenses; Indemnification ................................    51
Section 10.04. Set-offs; Sharing ........................................    52
Section 10.05. Amendments and Waivers ...................................    52
Section 10.06. Successors and Assigns ...................................    53
Section 10.07. Collateral ...............................................    55
Section 10.08. Governing Law; Submission to Jurisdiction ................    55
Section 10.09. Counterparts; Integration ................................    55
Section 10.10. Waiver of Jury Trial .....................................    55
Section 10.11. Treatment Of Certain Information; Confidentiality ........    55
Section 10.12. USA Patriot Act Notice ...................................    56

Commitment Schedule
Pricing Schedule

Exhibit A - Form of Note
Exhibit B - Form of Opinion of General Counsel for the Company
Exhibit C - Form of Opinion of Davis Polk & Wardwell, Special Counsel to the
            Agents
Exhibit D - Form of Assignment and Assumption Agreement

                                CREDIT AGREEMENT

     AGREEMENT (this "AGREEMENT") dated as of March 20, 2006 among BANNER ACQUISITION, INC., ALLERGAN, INC., the LENDERS party hereto, MORGAN STANLEY SENIOR FUNDING, INC. and BANC OF AMERICA SECURITIES LLC, as Arrangers, and BANK OF AMERICA, N.A., as Administrative Agent.

     WHEREAS, Banner Acquisition, Inc., a Delaware corporation (together with its successors, "BANNER") is a wholly owned subsidiary of Allergan, Inc., a Delaware corporation (together with its successors, the "COMPANY");

     WHEREAS, the Company intends to acquire (the "ACQUISITION") all or substantially all of the issued and outstanding shares of common stock of Inamed Corporation, a Delaware corporation (the "TARGET") by causing Banner to commence an exchange offer therefor (the "EXCHANGE OFFER") for cash and other consideration pursuant to the terms of the Exchange Offer Documents (defined below);

     WHEREAS, Banner desires to borrow funds under this Agreement to finance the Acquisition and for the other purposes set forth herein;

     WHEREAS, the Company is willing to guarantee the foregoing obligations of Banner as provided herein;

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

     "ACQUISITION" has the meaning given in the second recital hereto.

     "ACQUISITION DOCUMENTS" means the Merger Agreement and the Exchange Offer Documents.

     "ADJUSTED CASH" means an amount equal to 70% of the cash and cash equivalents denominated in Dollars or in any currency which is readily exchangeable into Dollars and which is not, at such time, subject to any form of exchange control regulation and which is not held in escrow as contemplated by clause (ii) of the definition of Consolidated Debt, and which are payable by either their terms at an address within the United States and by a United States resident or other person having an address within the United States, owned by Allergan

Pharmaceuticals Holdings (Ireland) Limited ("APHIL"), a subsidiary of Allergan Holdings, Inc., a Delaware corporation, or by the Company, such amount not to exceed $150,000,000 in respect of cash and cash equivalents owned by APHIL and $150,000,000 in respect of cash and cash equivalents owned by the Company; provided that if the Company gives written notice to the Administrative Agent that it will prefinance the redemption of its Zero Coupon Convertible Senior Notes Due 2022 then for the period from the date of such notice to the earlier of (x) November 30, 2007 and (y) the date that all of the Zero Coupon Convertible Notes Due 2022 have been paid in full or converted, (a) the percentage of cash and cash equivalents of the Company included in calculating Adjusted Cash shall be increased from 70% to 100% and (b) the limitation on the amount of Adjusted Cash with respect to cash and cash equivalents owned by the Company shall be increased from $150,000,000 to $500,000,000.

     "ADJUSTED CONSOLIDATED NET WORTH" means, at any date, Consolidated Net Worth less (to the extent reflected in the determination thereof) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries.

     "ADMINISTRATIVE AGENT" means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

     "ADMINISTRATIVE QUESTIONNAIRE" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, duly completed by such Lender and submitted to the Administrative Agent (with a copy to the Company).

     "AFFILIATE" means (i) any Person (other than the Company and its Subsidiaries) directly or indirectly controlling, controlled by, or under common control with the Company or (ii) any Person (other than the Company and its Subsidiaries) that owns or controls 20% or more of any class of equity securities of the Company or any of its Subsidiaries or Affiliates. For the purposes of this definition, "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY," and "UNDER COMMON CONTROL WITH"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "AGENTS" means the Administrative Agent and the Arrangers, and "AGENT" means any of them.

     "AGREEMENT" has the meaning given in the preamble hereto.

     "APPLICABLE LENDING OFFICE" means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office, and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

     "APPROVED FUND" means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

     "ARRANGER" means each of Morgan Stanley Senior Funding, Inc. and Banc of America Securities LLC, as a joint lead arranger and joint book runner hereunder, and "ARRANGERS" means both of them.

     "ASSIGNEE" has the meaning set forth in Section 10.06(c).

     "BANNER" has the meaning given in the first recital hereto.

     "BASE RATE" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

     "BASE RATE LOAN" means (i) a Loan that is outstanding as a Base Rate Loan in accordance with the applicable Notice of Borrowing or an applicable Notice of Interest Rate Election or pursuant to Article 8 or the last sentence of Section 2.08(a) or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

     "BASE RATE MARGIN" means the applicable rate per annum determined in accordance with the Pricing Schedule.

     "BORROWER" means Banner and its successors.

     "BORROWING" has the meaning set forth in Section 1.03.

     "COMMITMENT" means (i) with respect to any Lender listed on the Commitment Schedule attached hereto, the amount set forth opposite its name on such Commitment Schedule as its Commitment or (ii) with respect to any Assignee, the amount of the transferor Lender's Commitment assigned to such Assignee pursuant to Section 10.06(c), in each case as such amount may be reduced from time to time pursuant to Section 2.09 or changed as a result of an assignment pursuant to Section 10.06(c). The initial aggregate amount of the Commitments is $1,100,000,000.

     "COMMITMENT FEE RATE" means the applicable rate per annum determined in accordance with the Pricing Schedule.

     "COMMITMENT TERMINATION DATE" means the earliest of (i) April 20, 2006,
(ii) the date on which the Exchange Offer lapses or terminates, and (iii) the day on which the Commitments are terminated pursuant to Section 6.01.

     "COMPANY" has the meaning given in the first recital hereto.

     "CONSOLIDATED DEBT" means at any date, the Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

     "CONSOLIDATED NET INCOME" means consolidated net income of the Company and its Consolidated Subsidiaries.

     "CONSOLIDATED NET WORTH" means at any date (i) the consolidated stockholders' equity of the Company and its Consolidated Subsidiaries determined as of such date minus (ii) (to the extent reflected in determining such consolidated stockholders' equity) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 2004 in the book value of any asset owned by the Company or a Consolidated Subsidiary plus (iii) $446,871,000.

     "CONSOLIDATED SUBSIDIARY" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

     "CREDIT EXPOSURE" means, with respect to any Lender at any time, without duplication, (i) the amount of the unused portion of its outstanding Commitment at such time plus (ii) the aggregate outstanding principal amount of its Loans.

     "DEBT" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vi) all Debt of others Guaranteed by such Person.

     "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "DOLLARS" and the sign "$" mean lawful money of the United States.

     "DOMESTIC BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close in the state in which the Administrative Agent's office is located, as such location is set forth in Section 10.01 or from time to time notified by the Administrative Agent to the Loan Parties and the Lenders.

     "DOMESTIC LENDING OFFICE" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

     "EFFECTIVE DATE" means the first date on which each condition specified in
Section 3.01 is satisfied in accordance with its terms.

     "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA GROUP" means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "EURO-DOLLAR BUSINESS DAY" means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

     "EURO-DOLLAR LENDING OFFICE" means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Administrative Agent.

     "EURO-DOLLAR LOAN" means (i) a Loan that is outstanding as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing or an applicable Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

     "EURO-DOLLAR MARGIN" means the applicable rate per annum determined in accordance with the Pricing Schedule.

     "EURO-DOLLAR RESERVE PERCENTAGE" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

     "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

     "EXCHANGE OFFER" has the meaning given in the recitals hereto.

     "EXCHANGE OFFER DOCUMENTS" means the registration statement on Form S-4 under the U.S. Securities Act of 1933 filed with the SEC on December 22, 2005 relating to the Exchange Offer for the Target Shares by Banner, as amended or modified thereafter from time to time; provided that no amendment or other modification of a material term therein shall be effective for purposes of this Agreement unless consented to by the Required Lenders pursuant to Section 5.15.

     "EXISTING CREDIT FACILITY" means the $400,000,000 Credit Agreement dated as of October 11, 2002 as amended from time to time, among the Company, the eligible subsidiaries party thereto, the lenders parties thereto, and the agents parties thereto.

     "FAS 87" means United States Financial Accounting Standard No. 87.

     "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bank of America, N.A., on such day on such transactions, as determined by the Administrative Agent.

     "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "GROUP OF LOANS" means at any time a group of Loans consisting of (i) all outstanding Base Rate Loans at such time or (ii) all outstanding Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Euro-Dollar Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Section 8.02 or Section 8.05, such Loan shall be included in the same Group of Loans from time to time as it would have been in if it had not been so converted or made.

     "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body.

     "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.

     "GUARANTOR" means the Company in its capacity as guarantor of the obligations of the Borrower pursuant to the provisions of Article 9.

     "HAZARDOUS SUBSTANCES" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

     "INDEMNITEE" has the meaning set forth in Section 10.03(b).

     "INTEREST PERIOD" means, with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Company may elect in the applicable notice; provided that:

               (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

               (b) any Interest Period which begins on the last Euro-Dollar Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day in a calendar month; and

               (c) no Interest Period shall extend beyond the Maturity Date (or, if the Maturity Date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day).

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "LENDER" means each bank or financial institution listed on the signature pages hereof, each Assignee which becomes a Lender pursuant to Section 10.06(c), and their respective successors.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "LOAN" means a Base Rate Loan or a Euro-Dollar Loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "LOAN" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be, and "LOANS" means any combination of the foregoing.

     "LOAN PARTIES" means Banner as Borrower hereunder and the Company as Guarantor hereunder, and "LOAN PARTY" means either of the foregoing.

     "LONDON INTERBANK OFFERED RATE" has the meaning set forth in Section
2.06(b).

     "MARGIN STOCK" has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System.

     "MATERIAL DEBT" means Debt (other than the Loans) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $40,000,000.

     "MATERIALLY ADVERSE EFFECT" means any materially adverse change in the business, operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries taken as a whole.

     "MATERIAL PLAN" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000.

     "MATURITY DATE" means March 19, 2007.

     "MERGER" means the merger of Banner with and into the Target, with the Target as the surviving Person, on the terms set forth in the Merger Agreement.

     "MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of December 20, 2005 among the Company, Banner and the Target.

     "MOODY'S" means Moody's Investors Services, Inc., or any successor to such corporation's business of rating debt securities.

     "MULTIEMPLOYER PLAN" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "NET PROCEEDS" means, with respect to any Reduction Event, (a) the cash proceeds received in respect thereof (including any cash received in respect of any non-cash proceeds, but only when and as received), in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Company and its Subsidiaries paid to third parties (other than Affiliates) in connection with such Reduction Event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of all payments required to be made by the Company and its Subsidiaries as a result of such Reduction Event to repay or redeem (x) Debt (other than the Loans hereunder) secured by such asset or otherwise subject to mandatory prepayment as a result of such Reduction Event, and (y) minority interests in such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries, and the amount of any reserves established by the Company and its Subsidiaries to fund contingent liabilities (including liabilities in respect of indemnities, warranties and similar claims) reasonably estimated to be payable, in each case during the year that such event occurred and the next succeeding year, that are directly attributable to such Reduction Event (as determined reasonably and in good faith and certified by the principal financial officer or principal accounting officer of the Company).

     "NOTES" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans made to it, and "NOTE" means any one of such promissory notes issued hereunder.

     "NOTICE OF BORROWING" has the meaning set forth in Section 2.02.

     "NOTICE OF INTEREST RATE ELECTION" means a notice by the Company electing a type of interest rate and/or the duration of an Interest Period as provided in
Section 2.08(a) or 2.10.

     "OVERNIGHT LIBO RATE" has the meaning set forth in Section 2.06(c).

     "PARENT" means, with respect to any Lender, any Person controlling such Lender.

     "PARTICIPANT" has the meaning set forth in Section 10.06(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "PERCENTAGE" means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) which the amount of its Credit Exposure at such time represents of the aggregate amount of all Credit Exposures of all Lenders at such time.

     "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PLAN" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "PRICING SCHEDULE" means the Pricing Schedule attached hereto.

     "PRIME RATE" means the rate of interest publicly announced by Bank of America, N.A. from time to time as its "prime rate".

     "QUARTERLY PAYMENT DATE" means last Domestic Business Day of each March, June, September and December.

     "REDUCTION EVENT" means any of the following occurring on or after the date hereof:

          (i) any sale, transfer of other disposition (including pursuant to a sale and leaseback transaction) of any property of the Company or any Subsidiary, except (A) any sales, transfers or other dispositions in the ordinary course and (B) other sales, transfers or dispositions resulting in aggregate Net Proceeds not exceeding $25,000,000 for any disposition transaction or $50,000,000 for all such qualifying disposition transactions;

          (ii) the incurrence by the Company or any Subsidiary of any Debt, including without limitation pursuant to a public offering, private placement or a syndicated bank financing, except (A) Debt incurred under this Agreement, (B) Debt incurred in the ordinary course under the Existing Credit Facility or under bilateral lines of credit available to the Company or any Subsidiary on the Effective Date, or refinancings thereof on terms not materially less favorable to the Company or such Subsidiary than the terms thereof, and in amounts not in excess of the amounts available thereunder, on the Effective Date, provided that such Debt is not used directly or indirectly to finance the Acquisition and (C) refinancings of the Company's Zero Coupon Convertible Senior Notes due 2022 (the "CONVERTS") and medium term notes outstanding on the Effective Date in amounts not in excess of the amounts thereof outstanding on the Effective Date plus, in the case of the Converts, $250,000,000 (the "STOCK REPURCHASE AMOUNT"); provided that (x) the Stock Repurchase Amount shall be used solely to purchase common stock of the Company and to pay associated fees and expenses and (y) such purchases shall be consummated within 60 days of the refinancing of the Converts; and

          (iii) the issuance by the Company or any Subsidiary of any equity security, including without limitation any equity-linked security (other than refinancings of the Company's Zero Coupon Convertible Notes due 2022 described in clause (ii)(C) of this definition), or the receipt by the Company or any Subsidiary of any capital contribution, except (A) any such issuance of any equity security to, or receipt of any such capital contribution from, the Company or any Subsidiary, (B) any such issuance in connection with the exercise of employee stock options or any such issuance in the ordinary course to officers, employees, consultants and directors and (C) any such issuance to consummate the Acquisition.

     "REGISTER" has the meaning specified in Section 2.04(a).

     "REQUIRED LENDERS" means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures.

     "SEC" means the U.S. Securities and Exchange Commission.

     "S&P" means Standard & Poor's Ratings Services, or any successor to such corporation's business of rating debt securities.

     "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company. On and after the date of (and after giving effect to) the consummation of the Acquisition, each of the Target and its subsidiaries shall be a "Subsidiary" for all purposes hereunder.

     "TARGET" has the meaning given in the second recital hereto.

     "TARGET SHARES" means the common stock of the Target, par value $0.01 per share, and (unless the context otherwise requires) the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement dated as of November 16, 1999 by and between the Target and U.S. Stock Transfer Corporation, as Rights Agent, as in effect from time to time.

     "TOTAL OUTSTANDING AMOUNT" means, at any time, the aggregate outstanding principal amount of the Loans determined at such time.

     "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by FAS 87, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "UNITED STATES" means the United States of America, including the States thereof and the District of Columbia, but excluding its territories and possessions.

     "WHOLLY-OWNED SUBSIDIARY" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company.

     Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

     Section 1.03. Types of Borrowings. The term "BORROWING" denotes the aggregation of Loans by one or more Lenders to be made to a single Borrower pursuant to Article 2 on a single date, all of which Loans are of the same type (subject to Article 8) and except in the case of Base Rate Loans, have the same Interest Period or initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a "EURO-DOLLAR BORROWING" is a Borrowing comprised of Euro-Dollar Loans).

                                   ARTICLE 2
                                  THE CREDITS

     Section 2.01. Commitments to Lend. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time prior to the Commitment Termination Date; provided that, immediately after each such loan is made: (i) the sum of the aggregate principal amount of Loans by such Lender shall not exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Each Borrowing of Loans under this Section shall be in an aggregate principal amount of at least $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)). Each Borrowing under this Section shall be made from the several Lenders ratably in proportion to their respective Commitments. The Commitments are not revolving in nature, and Loans that are prepaid or repaid may not be reborrowed.

     Section 2.02. Notice of Borrowings. The Company shall give the Administrative Agent notice (a "NOTICE OF BORROWING") not later than 11:00 A.M. (New York City time) on (i) the date of each Base Rate Borrowing, and (ii) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

     (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

     (b) the aggregate amount of such Borrowing;

     (c) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans; and

     (d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     Section 2.03. Notice to Lenders; Funding of Loans.

     (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (b) On the date of each Borrowing, each Lender shall make available its share of such Borrowing, not later than 12:00 Noon (New York City time), in Federal or other funds immediately available, to the Administrative Agent at its address referred to in Section 10.01.

     Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the aforesaid address or place.

     (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement.

     Section 2.04. Notes. (a) The Administrative Agent shall maintain a register (the "REGISTER") on which it will record the Commitment of each Lender, each Loan made by such Lender and each repayment of any Loan made by such Lender. Any such recordation by the Administrative Agent on the Register shall be presumptively correct, absent manifest error. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations hereunder.

     (b) The Borrower hereby agrees that, promptly upon the request of any Lender at any time, the Borrower shall deliver to such Lender a single Note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of such Lender and representing the obligation of the Borrower to pay the unpaid principal amount of Loans made by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

     (c) Each Lender shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Such Lender is hereby irrevocably authorized by the Borrower so to endorse any Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

     Section 2.05. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date (or, if the Maturity Date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day).

     Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due or is converted to a different type of Loan, at a rate per annum equal to the Base Rate plus the Base Rate Margin for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date, on the Maturity Date and, with respect to the principal amount of any Base Rate Loan converted to a different type of Loan, on the date such principal amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day.

     (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

     The "LONDON INTERBANK OFFERED RATE" applicable to any Interest Period means the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "LONDON INTERBANK OFFERED RATE" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America, N.A.'s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period.

     (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin plus the higher of (i) the London Interbank Offered Rate applicable to such Loan immediately before it became overdue and (ii) a rate (the "OVERNIGHT LIBO RATE") equal to the quotient obtained (rounded upward if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to Bank of America, N.A. are offered to in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause
(a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

     (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Company and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     Section 2.07. Fees. (a) The Company shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Commitments, a commitment fee calculated for each day from and including the Effective Date to but excluding the Commitment Termination Date at the Commitment Fee Rate for such day on the aggregate unused amount of the Commitments. Accrued commitment fees shall be payable on the Commitment Termination Date.

     (b) The Company shall pay to each of the Agents for its own account fees in the amounts and at the times previously agreed between the Company and them.

     Section 2.08. Method of Electing Types of Interest Rates and Interest Periods. (a) The Loans included in each Borrowing shall bear interest initially at the type of interest rate specified by the Company in the applicable Notice of Borrowing. Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to the provisions of Article 8), as follows:

          (i) if such Loans are Base Rate Loans, the Company may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

          (ii) if such Loans are Euro-Dollar Loans, the Company may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section
     2.14 in the case of any such conversion on any day other than the last day of the then current Interest Period applicable to such Euro-Dollar Loans.

     Each such election shall be made by delivering a notice to the Administrative Agent not later than 10:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000. If no such notice is timely received prior to the end of an Interest Period, the Company shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans.

     (b) Each Notice of Interest Rate Election delivered pursuant to subsection
(a) above shall specify:

          (i) the Group of Loans (or portion thereof) to which such notice applies;

          (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

          (iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if the Loans are being converted to Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

          (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

     Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

     (c) Upon receipt of a Notice of Interest Rate Election from the Company pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Company.

     Section 2.09. Termination or Reduction of Commitments. (a) The Company may, upon at least three Domestic Business Days' notice to the Administrative Agent,
(i) terminate the unused Commitments at any time, or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000 in excess thereof, the aggregate amount of the unused Commitments.

     (b) On any date prior to the Commitment Termination Date on which any Net Proceeds are received by the Company or any of its Subsidiaries in respect of any Reduction Event, the unused Commitments shall be automatically and permanently reduced by an amount equal to the amount of such Net Proceeds.

     (c) Commitments reduced or terminated pursuant to clause (a) or (b) may not be reinstated. The Commitments shall terminate on the Commitment Termination Date.

     Section 2.10. Optional Prepayments. (a) The Borrower may:

          (i) upon at least one Domestic Business Day's notice to the Administrative Agent, prepay its Group of Base Rate Loans, in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000 (or the remaining principal balance of such Loans); or

          (ii) upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, subject to Section 2.14, prepay any Group of Euro-Dollar Loans, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 (or the remaining principal balance of such Loans);

in each case, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.

     (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     Section 2.11. Mandatory Prepayments. (a) On any date on or after the Effective Date on which any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of a Reduction Event, the Borrower shall prepay Loans in an aggregate principal amount equal to the amount of such Net Proceeds (or, if applicable, the portion of such amount remaining after application in accordance with Section 2.09(b)).

     (b) Each prepayment pursuant to this Section 2.11 shall be made in accordance with the provisions of Section 2.10 relating to optional prepayments (and shall be applied to prepay such Groups of Loans as the Borrower shall designate or, absent such designation, as are selected by the Administrative Agent).

     Section 2.12. Notice of Reduction Events. The Company shall notify the Administrative Agent of the proposed consummation of any Reduction Event (and the corresponding reduction of the Commitments pursuant to Section 2.09(b) or prepayment of the Loans pursuant to Section 2.11, as the case may be) (x) no later than 11:00 A.M. (New York City time) on the fifth Euro-Dollar Business Day prior to the date of the proposed consummation thereof if the amount of Net Proceeds thereof exceeds $25,000,000 and (y) as soon as reasonably practicable if the amount of Net Proceeds thereof is $25,000,000 or less. Such notice shall specify (i) the date of the proposed consummation of such Reduction Event, (ii) a reasonably detailed calculation of the Net Proceeds thereof, and (iii) the anticipated amount of the reduction of the Commitments and prepayment of the Loans as a result thereof.

     Section 2.13. General Provisions as to Payments. (a) Each payment of principal of, and interest on, the Loans and each payment of fees hereunder shall be made in Dollars not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available to the Administrative Agent at its address referred to in Section 10.01.

     (b) Promptly upon receiving any payment for the account of the Lenders, the Administrative Agent will distribute to each Lender, such Lender's ratable share of such payment.

     (c) Except as otherwise set forth in Section 2.05, whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Except as otherwise set forth in Section 2.05, whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day, unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due from the Borrower to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

     Section 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a different type of Loan (pursuant to Section 2.10, Article 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to
Section 2.06(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.08(c) or 2.10(b), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     Section 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.16. Reserve Costs. (a) If and so long as a reserve requirement of the type described in the definition of "Euro-Currency Reserve Percentage" is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Lender subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender's Euro-Dollar Loans, additional interest on such Euro-Dollar Loan at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest
(x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Lender gives such notice and (y) shall notify the Borrower, at least five Euro-Dollar Business Days before each date on which interest is payable on its Euro-Dollar Loans, of the amount then due to such Lender under this Section.

     (b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (excluding requirements referred to in subsection (a) above) in respect of any of such Lender's Euro-Dollar Loans, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender's Euro-Dollar Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

     (c) Any additional interest owed pursuant to subsection (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive and binding for all purposes except in the case of manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Euro-Dollar Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

                                    ARTICLE 3
                                   CONDITIONS

     Section 3.01. Effective Date and Initial Borrowing. The Effective Date shall occur on the first date on which each of the following conditions shall have been satisfied (and the obligation of any Lender to make a Loan on the occasion of the initial Borrowing hereunder is subject to the satisfaction of each such condition prior to or concurrently with the making of such Loan):

     (a) the Administrative Agent shall have received counterparts of this Agreement signed by each of the parties listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, by the Administrative Agent shall have received, in form satisfactory to it, facsimile or other written confirmation from such party that it has executed a counterpart hereof);

     (b) the Administrative Agent shall have received an opinion of Douglas S. Ingram, Esq., Executive Vice President, General Counsel and Secretary of the Company, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

     (c) the Administrative Agent shall have received an opinion of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

     (d) the Administrative Agent shall have received, for the account of each Lender requesting a Note, a duly executed Note for the account of such Lender, dated on or before the Effective Date and complying with the provisions of
Section 2.04;

     (e) the structure of the Acquisition (including, without limitation, the corporate, capital, organizational and tax structure thereof, and the plans and sources of funds therefor), and all of the definitive documentation related thereto, including the Exchange Offer Documents shall be in form and substance satisfactory to the Arrangers, and the Exchange Offer Documents shall be substantially in the form provided to the Lenders prior to the Effective Date;

     (f) there shall not have occurred or become known to the Lenders any material adverse condition or material adverse change in or affecting the business, financial position, assets, liabilities or results of operations of the Company and its Subsidiaries, or of the Target and its Subsidiaries, in each case taken as a whole, since December 31, 2004;

     (g) there shall be no threatened or pending litigation, proceeding or investigation which (i) could reasonably be expected to have a material adverse effect on the business, financial position, assets, liabilities or results of operations of the Company and its Subsidiaries, or of the Target and its subsidiaries, in each case taken as a whole, or (ii) in any manner calls into question the validity of this Agreement or the making of Loans hereunder;

     (h) the Company shall have paid (or made arrangements satisfactory to the Agents to pay, for value on the Effective Date) in full all fees and expenses of the Agents payable on or prior to the Effective Date;

     (i) the Company shall have obtained evidence satisfactory to the Arrangers that (i) neither the U.S. Department of Justice nor the U.S. Federal Trade Commission has initiated an investigation of the Acquisition within the relevant time period specified by the Hart-Scott-Rodino Act or any such investigation (if initiated) has been terminated, and (ii) all antitrust and other governmental or regulatory approvals required to be obtained from competition authorities within the European Union have been obtained, or otherwise all applicable waiting periods have expired without any action affecting the Acquisition, and the terms of any divestitures or other conditions imposed by such agencies or other antitrust regulators are acceptable to the Required Lenders; provided that (x) it is understood that the Reloxin divestiture is acceptable to the Required Lenders, and (y) any other divestitures or conditions shall be deemed to be acceptable to the Required Lenders unless, upon receiving prompt notice of the proposed imposition of any such divestiture or condition from the Company, the Administrative Agent (acting on the instruction of the Required Lenders) notify the Company of its objection thereto within ten Domestic Business Days;

     (j) all of the conditions to the Acquisition (including, with respect to the Exchange Offer, the minimum condition of the tender of Target Shares representing more than 50% of the total share capital and voting rights in the Target, calculated on a fully-diluted basis) shall have been satisfied, and the Exchange Offer and the Merger shall have been consummated, concurrently with the making of the initial Loans hereunder, in accordance with the terms of the Exchange Offer Documents and the other terms of the Acquisition, without any amendment, modification or waiver of any material terms thereof not consented to by the Required Lenders (such consent not to be unreasonably withheld or delayed);

     (k) the Administrative Agent shall have received such other certificates, agreements and documents as the Agents may have reasonably requested relating to matters relevant to the Acquisition and the transactions contemplated hereby, including without limitation (x) the existence of the Borrower and the Company, the corporate authority for and the validity of this Agreement and the Notes, all in form and substance satisfactory to the Agents and (y) each legal opinion (other than any 10b-5 or similar disclosure opinion or portion of an opinion) delivered by a Loan Party, or a representative or agent of or counsel to a Loan Party, pursuant to the Exchange Offer Documents (or any dealer manager agreement relating to the Exchange Offer) with a letter from each Person delivering such opinion authorizing reliance thereon by the Agents and the Lenders, such reliance letter to be in form and substance reasonably satisfactory to the Agents; and

     (l) the Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Facility has been amended pursuant to an amendment in form and substance reasonably satisfactory to the Agents.

     The Administrative Agent shall promptly notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

     Section 3.02. All Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing (including, without limitation, the initial Borrowing) is subject to the satisfaction of the following conditions:

     (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

     (b) the fact that, immediately after such Borrowing, the Total Outstanding Amount will not exceed the aggregate amount of the Commitments;

     (c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

     (d) the fact that the representations and warranties of the Company contained in this Agreement shall be true on and as of the date of such Borrowing (except to the extent that any such representation and warranty in Section 4.10 relate to an earlier date, in which case such representation and warranty shall be true on and as of such earlier date).

     Each Borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the facts specified in clauses (b), (c)and (d) of this Section.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each of the Loan Parties of this Agreement and by the Borrower of its Notes are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official under any provision of law or regulation applicable to such Loan Party, and do not contravene, or constitute a default under, any provision of law or regulation applicable to such Loan Party or of such Loan Party's certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of each Loan Party, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower.

     Section 4.04. Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of earnings and cash flows for the fiscal year then ended, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

     (b) The unaudited interim consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 2005 and the related unaudited interim consolidated statements of income, retained earnings and cash flows for the nine months then ended, set forth in the Company's quarterly report for the fiscal quarter ended September 30, 2005 as filed with the SEC on Form 10-Q, a copy of which has been delivered to each of the Lenders, present fairly, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments), all on a basis substantially consistent with the financial statements referred to in subsection (a) of this Section.

     (c) There has been no material adverse change since December 31, 2004 in the business, financial position, assets, liabilities or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

     Section 4.05. Litigation. There is no action, suit, formal investigation or other proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any Governmental Authority in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business or consolidated financial position of the Company and its Subsidiaries, taken as a whole, or which in any manner draws into question the validity of this Agreement or any of the Notes.

     Section 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 4.07. Environmental Matters. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Materially Adverse Effect.

     Section 4.08. Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except assessments which are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Company, adequate.

     Section 4.09. Not an Investment Company. Neither Loan Party is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.10. Full Disclosure. All Information (as defined below) heretofore furnished by the Loan Parties is, and all Information hereafter so furnished will be, true and accurate in all material respects on the date as of which such Information is dated or certified (except for any projections included therein, which projections shall have provided reasonable estimations of future performance for the periods covered thereby subject to the uncertainty and approximation inherent in any projections) and not incomplete by omitting to state anything necessary to make such Information not misleading at such time except to the extent later Information could reasonably have been expected to supersede earlier Information. As used in this Section, the term "INFORMATION" means (i) the information set forth in the Company's report on Form 10-K for its fiscal year ended December 31, 2004 and in all subsequent reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and registration statements (excluding exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Company shall have filed with the SEC and (ii) all other information furnished by the Loan Parties to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, but only if such other information is (x) financial information, (y) furnished in writing to all the Lenders or to an Agent for distribution to all the Lenders or (z) furnished at a meeting to which all the Lenders were invited.

     Section 4.11. Subsidiaries. Each of the Company's Subsidiaries (including Banner) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and has all corporate or other organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where failures to obtain such licenses, authorizations, consents and approvals would not, in the aggregate, have a Materially Adverse Effect.

     Section 4.12. Good Title to Properties. The Company and its Subsidiaries have good and marketable title to their respective properties and assets (except properties and assets that, in the aggregate, are not material to the Company and its Subsidiaries taken as a whole), subject to no Liens of any kind, except such as would be permitted under Section 5.10.

     Section 4.13. Trademarks, Patents, Etc. The Company and its Subsidiaries possess all trademarks, trade names, copyrights, patents and licenses, or rights in any thereof, which are adequate in all material respects for the conduct of their business (taken as a whole) as now conducted, without pending litigation regarding the rights or, to the best knowledge of the Company, any claimed rights of others except for (i) those which could not reasonably be expected to have a Materially Adverse Effect and (ii) those disclosed in filings made with the SEC.

                                    ARTICLE 5
                                    COVENANTS

     The Company agrees that, so long as any Lender has any Credit Exposure hereunder:

     Section 5.01. Information. The Company will deliver to each of the Lenders:

     (a) promptly after the same is required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, and in any event within 105 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by KPMG LLP or other independent registered public accounting firm of nationally recognized standing;

     (b) promptly after the same is required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of earnings and cash flows for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in the case of such earnings and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the principal financial officer or the principal accounting officer of the Company;

     (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the principal financial officer or the principal accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.07 to 5.10, inclusive, on the date of such financial statements (including, without limitation, the amount of Adjusted Cash) and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

     (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above for each fiscal year ending after December 31, 2005, a statement of the firm of independent registered public accountants which reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default under Sections 5.07 to 5.10, inclusive, existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

     (e) within five days after the principal financial officer, principal accounting officer or treasurer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the principal financial officer or the principal accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

     (f) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

     (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the SEC;

     (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the principal financial officer or the principal accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

     (i) promptly upon the principal financial officer, principal accounting officer or treasurer of the Company obtaining knowledge thereof, notice of any actual or proposed change in the rating of the Company's outstanding senior unsecured long term debt securities by S&P or Moody's; and

     (j) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to clauses 5.01(a), 5.01(b), 5.01(f) or 5.01(g) above shall be deemed to have been delivered on the date on which the Company provides notice to the Lenders that such information has been posted on the Company's website on the Internet at www.allergan.com, at sec.gov/edaux/searches.htm, at intralinks.com or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(c) and (ii) the Borrower shall deliver paper copies of the information referred to in clauses 5.01(a), 5.01(b), 5.01(f) or 5.01(g) to any Lender which requests such delivery.

     Section 5.02. Payment of Obligations. The Company will pay and discharge, and will cause its Subsidiaries to pay and discharge, at or before maturity (or the expiration of any applicable grace period, as the case may be), all Material Debt and all other material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves (on a consolidated basis) for the accrual of any of the same.

     Section 5.03. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that the Company and its Subsidiaries shall not be required to maintain any property or properties which are, in the reasonable opinion of the Company, not material to the business of the Company and its Consolidated Subsidiaries taken as a whole.

     (b) The Company and its Subsidiaries will maintain (i) physical damage insurance on all their real and personal properties (except properties that, in aggregate, are not material to the Company and its Subsidiaries taken as a whole) on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, and (ii) public liability insurance (including products/completed operations liability coverage) in an amount not less than that which is usually insured against by companies engaged in the same or a similar business in the same general area. All such insurance shall be provided by insurers having an A.M. Best policyholders rating of not less than B+ or such other insurers as the Required Lenders may approve in writing. The Company will deliver to the Lenders, upon request of any Lender through the

Administrative Agent, from time to time full information as to the insurance carried.

     Section 5.04. Conduct of Business and Maintenance of Existence. The Company will continue, and will cause its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries after giving effect to the Acquisition, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, its respective legal existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that the foregoing shall not prevent any Subsidiary other than the Borrower from terminating its corporate existence or prevent the Company or any Subsidiary from discontinuing any business or any right, privilege or franchise, if all such terminations and discontinuances, in the aggregate, would not in the reasonable opinion of the Company have a Materially Adverse Effect.

     Section 5.05. Compliance with Laws. The Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, ERISA, environmental, and food and drug, and the rules and regulations under each of the foregoing) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) noncompliance therewith would not, in the aggregate, have a Materially Adverse Effect.

     Section 5.06. Inspection of Property, Books and Records. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

     Section 5.07. Subsidiary Debt. The Company will not permit its Subsidiaries to incur or suffer to exist any Debt (excluding Debt under this Agreement and Debt owed to the Company or a Wholly-Owned Subsidiary) in excess of 35% of Consolidated Net Worth at any time in the aggregate for all Subsidiaries.

     Section 5.08. Debt to Capitalization. The ratio of (i) Consolidated Debt less Adjusted Cash to (ii) Consolidated Debt less Adjusted Cash plus Adjusted Consolidated Net Worth will at no time be greater than 0.45:1.

     Section 5.09. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than: (i) $837,351,000(1); (ii) increased at the end of each of the Company's fiscal years ending on or after December 31, 2005, by 50% of Consolidated Net Income (if positive) for such fiscal year; and (iii) increased by 100% of the amount by which Consolidated Net Worth is increased from time to time after the Effective Date as a result of the issuance or sale of the Company's capital stock.

     Section 5.10. Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

     (a) Liens existing on Effective Date securing Debt outstanding in an aggregate principal amount not exceeding $20,000,000;

     (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

     (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

     (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

     (e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

     (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

     (g) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided for;

     (h) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

----------
(1)  To confirm this is the 12/31/04 number.

     (i) Liens arising out of statutory pledges or deposits under applicable law relating to worker's compensation, unemployment insurance, social security or similar obligations;

     (j) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of similar nature and which do not in any material way adversely affect or interfere with the use thereof in the business of the Company and its Subsidiaries;

     (k) banker's liens in the nature of rights of set-off arising in the ordinary course of business;

     (l) Liens not otherwise permitted by the foregoing clauses of this Section, arising in the ordinary course of its business, which (i) do not secure Debt,
(ii) do not secure any obligation in an amount individually or in the aggregate exceeding $100,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

     (m) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Worth.

     Section 5.11. Consolidations, Mergers and Sales of Assets. Neither Loan Party will consolidate or merge with or into any other Person; provided that in connection with the Acquisition, the Borrower may consummate the Merger and each other merger or consolidation contemplated by the terms of the Merger Agreement; and provided further that the Company may merge with a Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to any such merger, no Default shall have occurred and be continuing and all the representations and warranties of the Company contained in this Agreement shall be true. The Company will not, and will not permit its Subsidiaries to, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person.

     Section 5.12. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower to acquire the Target Shares pursuant to the Exchange Offer and to pay fees and expenses relating to the Acquisition. None of such proceeds shall be used in violation of Regulation U of the Board of Governors of the Federal Reserve System.

     Section 5.13. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any material transaction, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions at least as favorable to the Company, or the affected Subsidiary, as those that would be obtained through an arm's length negotiation with an unaffiliated third party.

     Section 5.14. Limitation on Acquisitions. The Company will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or purchase or otherwise acquire (in one transaction or series of transactions) any assets of any Person constituting a business unit, except (i) in connection with the Acquisition, in accordance with the terms of the Acquisition Documents and (ii) for acquisitions, the purchase price of which does not (in the aggregate) exceed $300,000,000.

     Section 5.15. The Exchange Offer. (a) The Company shall not, without the consent (not to be unreasonably withheld or delayed) of the Agents (acting on the instructions of the Required Lenders) (not to be unreasonably withheld or delayed):

          (i) increase (and shall ensure that nothing is done or omitted by or on behalf of it or any of its Subsidiaries that would require an increase
     in) the total cash consideration payable for the Target Securities above the level set forth in the Exchange Offer Documents as in effect on the Effective Date; or

          (ii) amend, revise or agree or decide not to enforce, in whole or in part, any material term of the Acquisition Documents or the Exchange Offer Documents.

     (b) Except for the description thereof contained in the Exchange Offer Documents on the Effective Date and subsequent discussions in periodic reports pursuant to the Securities Exchange Act of 1934 (and inclusion of this Agreement as an exhibit thereto), the Company shall not (and shall ensure that none of its Subsidiaries shall) issue or allow to be issued on its behalf any press release or other publicity which refers to this Agreement, the Commitments, the Loans, the Agents or any Lender, in each case without the consent of the Agents, unless the publicity is required by law or any stock exchange, in which case the Company shall, to the extent possible in the circumstances, notify the Agents as soon as practicable upon becoming aware of the requirement, shall consult with the Agents on the terms of the reference and shall have regard to any timely comments of the Agents.

     (c) The Company shall keep the Agents and the Lenders reasonably informed as to the status and progress of the Exchange Offer and of all material communications with the SEC and any other regulatory authority relating to the Exchange Offer.

     (d) The Company shall promptly inform the Agents and the Lenders of any material request for information from, or opening of any investigation by, or the U.S. Department of Justice or Federal Trade Commission or any European competition authorities in connection with the Exchange Offer or the acquisition of Target Shares by the Borrower.

     (e) The Company shall promptly inform the Agents if in connection with the Exchange Offer or the acquisition of Target Shares by the Borrower:

          (i) any material antitrust authorization: (A) is granted or refused; or (B) could reasonably be expected not to be granted before the Exchange Offer closing date; or (C) is or could reasonably be expected to be subject to any conditions and/or legally binding assurances and/or undertakings which, if satisfied could reasonably be expected to have a Materially Adverse Effect; or

          (ii) any material legally binding assurances and/or undertakings by or on behalf of the Company or any of its Subsidiaries or the Target or any of its subsidiaries are proposed, offered or given by or on behalf of any such member in connection with any antitrust authorization;

and shall promptly disclose to the Agents such information as the Agents may from time to time reasonably request in connection with, and the course of action (if any) proposed to be taken by the Company as a result of, any such event or circumstance.

                                    ARTICLE 6
                                    DEFAULTS

     Section 6.01. Events of Default. If one or more of the following events ("EVENTS OF DEFAULT") shall have occurred and be continuing:

     (a) the Borrower shall fail to pay when due any principal of or interest on any Loan, any fees or any other amount payable hereunder, which failure, in the case of interest or fees or amounts other than principal of any Loan, continues for three Domestic Business Days;

     (b) the Company shall fail to observe or perform any covenant contained in Sections 5.07 to 5.15, inclusive;

     (c) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;

     (d) any representation, warranty, certification or statement made by a Loan Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

     (e) the Company or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

     (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

     (g) the Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to, or fail generally to, pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more

Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000;

     (j) a judgment or order for the payment of money in excess of $75,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

     (k) the Guarantee by the Company in Article 9 shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Company, or any Person on behalf of the Company, shall deny or disaffirm its obligations under such Guarantee; or

     (l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 25% or more of the outstanding shares of common stock of the Company; or individuals who, as of the Effective Date, constitute the board of directors of the Company (the "INCUMBENT DIRECTORS") cease for any reason to constitute at least a majority of the Company's board of directors; provided that any person becoming a director after the Effective Date whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of directors of the Company) shall, for the purposes of this Agreement, be considered as though such person were an Incumbent Director;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Lenders, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Company or any other act by the Administrative Agent or the Lenders, the Commitments (if any) shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

                                    ARTICLE 7
                                   THE AGENTS

     Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders and, except as expressly provided in Section 7.08, no Loan Party shall have rights as a third party beneficiary of any of such provisions.

     Section 7.02. Agents and Affiliates. Each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

     Section 7.03. Action by the Agents. The obligations of each Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, no Agent shall (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law; and (c) except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by a Person serving as an Agent or any of its Affiliates in any capacity. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to it by a Loan Party or a Lender.

     Section 7.04. Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 7.05. Liability of the Agents. Neither any Agent nor any of such Agent's affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither any Agent nor such Agent's affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Loan Party; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine or to be signed by the proper party or parties. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

     Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Credit Exposure, indemnify each Agent and its affiliates and the respective directors, officers, agents and employees of the foregoing (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

     Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000, provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the Notes and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). After any retiring Administrative Agent's resignation hereunder as an Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent.

     Section 7.09. Syndication and Documentation Agents. No syndication agent or documentation agent, in its capacity as such, shall have any duties or obligations of any kind under this Agreement.

                                    ARTICLE 8
                             CHANGE IN CIRCUMSTANCES

     Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loans. Lenders having 50% or more of the aggregate amount of the Credit Exposures advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding such Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to convert outstanding Base Rate Loans into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Company notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that the Borrower elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in the same amount as the requested Borrowing.

     Section 8.02. Illegality. If, on or after Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Base Rate Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either
(a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Euro-Dollar Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Euro-Dollar Loan to such day.

     Section 8.03. Increased Cost and Reduced Return. (a) If on or after Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Currency Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, any of its Notes or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such

Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any of its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

     (b) If any Lender shall have determined that, after Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction, provided that no such demand by any Lender shall include any period commencing earlier than 90 days prior to the date of demand.

     (c) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after Effective Date, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     Section 8.04. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof. In the case of each Lender or Agent, all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities are hereinafter referred to as its "TAXES", and all such excluded taxes are hereinafter referred to as its "DOMESTIC TAXES". If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or any Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes in respect of a sum payable to any Lender, the Administrative Agent shall promptly deliver such original or certified copy to such Lender.

     (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "OTHER TAXES").

     (c) Each Loan Party agrees to indemnify each Lender and each Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses to the extent not attributable to the gross negligence or willful misconduct of such Lender or Agent, as the case may be) arising therefrom or with respect thereto. In addition, each Loan Party agrees to indemnify each Lender and Agent for all Domestic Taxes of such Lender or Agent (calculated based on a hypothetical basis at the maximum marginal rate for a corporation) and any liability (including penalties, interest and expenses to the extent not attributable to the gross negligence or willful misconduct of such Lender or Agent, as the case may be) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for (i) Taxes or Other Taxes imposed by any jurisdiction other than the United States or (ii) Domestic Taxes of such Lender or Agent, as the case may be. This indemnification shall be made within 15 days from the date such Lender or Agent (as the case may be) makes demand therefor.

     (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this

Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company with Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, any United States interest withholding tax at such rate imposed on payments by the Company under this Agreement or under any Note (other than pursuant to Article 9) shall be excluded from "TAXES" as defined in Section 8.04(a).

     (e) For any period with respect to which a Lender has failed to provide the Company with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(a) or Section 8.04(c) with respect to Taxes imposed by the United States; provided that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (f) If any Loan Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

     (g) Each Lender and Agent shall, at the request of either Loan Party, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by such Loan Party if the making of such a filing would eliminate or reduce the amount of any additional amounts payable to or for the account of such Lender or Agent (as the case may be) pursuant to this Section in respect of any Taxes or Other Taxes imposed by any jurisdiction other than the United States which may thereafter accrue and would not, in the sole judgment of such Lender or Agent, require such Lender or Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Lender or Agent.

     (h) If any Loan Party makes any payment pursuant to Section 8.04(a) or (c) with respect to a Lender, such Lender shall, upon the reasonable request and at the reasonable expense of such Loan Party, use reasonable efforts to apply for a refund of tax (if such tax is not lawfully imposed) or a credit against its tax liabilities on account of such payment; provided that (A) such Lender shall have no obligation under this Section 8.04(h) if it determines, in its sole discretion, that claiming a refund or a credit would have adverse tax consequences to it and (B) such Lender shall not be under any obligation to claim a credit or refund in respect of such payment in priority to any other claims, reliefs, credits or deductions available to it. If such Lender receives such a refund or actually reduces its tax liabilities by utilizing such a credit, such Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such refund or credit, pay to the relevant Loan Party an amount equal to the amount so received or utilized (less any out-of-pocket expenses or taxes imposed on the receipt of such refund or credit); provided that such Lender shall be required to pay to such Loan Party
(i) only such amounts as such Lender determines, in its sole discretion and by using any reasonable method which the Lender deems appropriate, are attributable to such payment by such Loan Party, and (ii) only if no Event of Default exists at the time such Lender receives the relevant refund or credit. If a Lender is in an excess foreign tax credit position, such Lender shall be deemed not to have utilized a foreign tax credit with respect to any such payment by a Loan Party. Each Loan Party agrees to return, upon the request of a Lender, any payment made by such Lender under this Section 8.04(h) (plus penalties, interest and other charges imposed by a taxing authority) to such Lender if a taxing authority or such Lender determines that (x) such Lender is required to repay such refund or (y) such Lender is unable to utilize such credit. Any calculation or determination made under this Section 8.04(h) by any Lender shall be conclusive and final.

     (i) Nothing contained in Section 8.04 shall (i) entitle any Loan Party to any information determined by any Lender, in its sole discretion, to be confidential or proprietary information of such Lender, to any tax or financial information of any Lender or to inspect or review any books and records of any Lender, (ii) require any Lender to disclose or detail the basis of any calculation of the amount of any tax benefit or any other amount or the basis of any determination made under Section 8.04(h) to the Borrower or any other party,
(iii) be construed to require any Lender to institute any administrative proceeding (other than the filing of a claim for any refund or credit) or judicial proceeding to obtain any such refund or credit, or (iv) interfere with the rights of any Lender to conduct its fiscal or tax affairs (including, without limitation, its determination as to whether to claim a deduction or credit in respect of foreign taxes) in such manner as it deems fit.

     Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Company shall, by at least five Euro-Dollar Business

Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist:

     (a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be made as (or continued as converted into) Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and

     (b) after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

     Section 8.06. Substitution of Lender. If (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04, the Company shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute lender or lenders ("SUBSTITUTE LENDERS") (which may be one or more of the Lenders) to purchase the Loans and assume the Commitment of such Lender (the "EXITING LENDER"). The Exiting Lender shall, upon reasonable notice and payment to it of the purchase price agreed between it and the Substitute Lender or Lenders (or, failing such agreement, a purchase price equal to the outstanding principal amount of its Loans and interest accrued thereon to but excluding the date of payment), assign all of its rights and obligations under this Agreement and the Notes (including its unused and outstanding Commitment) to the Substitute Lender or Lenders, and the Substitute Lender or Lenders shall assume such rights and obligations, in accordance with
Section 10.06(c). In connection with any such sale, the Company shall compensate the Exiting Lender for any funding losses as provided in Section 2.14 and pay to the Exiting Lender its commitment fees accrued to but excluding the date of such sale.

                                    ARTICLE 9
                                    GUARANTY

     Section 9.01. The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on all Loans incurred by the Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by the Borrower under this Agreement. Upon failure by the Borrower to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner and currency specified in this Agreement.

     Section 9.02. Guaranty Unconditional. The obligations of the Company under this Article 9 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

          (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under this Agreement or any of its Notes, by operation of law or otherwise;

          (ii) any modification or amendment of or supplement to this Agreement or any Note of the Borrower (except that the Company's guarantee under this Article 9 shall apply to the obligations of the Borrower as modified, amended or supplemented thereby);

          (iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement or any of its Notes;

          (iv) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Borrower contained in this Agreement or any of its Notes;

          (v) the existence of any claim, set-off or other rights which the Company may have at any time against the Borrower, any Agent, any Lender or any other Person, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

          (vi) any invalidity or unenforceability relating to or against the Borrower for any reason of this Agreement or any of its Notes, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of the principal of or interest on any of its Loans or any other amount payable by it under this Agreement; or

          (vii) any other act or omission to act or delay of any kind by the Borrower, any Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company's obligations hereunder.

     Section 9.03. Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. The Company's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans of the Borrower and all other amounts payable by the Company and the Borrower under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan of the Borrower or any other amount payable by the Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

     Section 9.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

     Section 9.05. Subrogation. Upon making any payment with respect to the obligations of the Borrower hereunder, the Company shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation against the Borrower so long as (i) any Lender has any Commitment hereunder or (ii) any amount payable by the Borrower hereunder remains unpaid.

     Section 9.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

                                   ARTICLE 10
                                  MISCELLANEOUS

     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party:

     (a)  in the case of either Loan Party:

          2525 Dupont Drive
          Irvine, CA 92612
          Attn: James M. Hindman
          Facsimile: (714) 246-4162
          with a copy to:

          2525 Dupont Drive
          Irvine, CA 92612
          Attn: General Counsel
          Facsimile: (714) 246-6987

     (b)  in the case of the Administrative Agent:

          Administrative Agent's Office (for payments, Notices of Borrowing and Notices of Interest Rate Elections):

          Bank of America, N.A.
          2001 Clayton Road
          Mail Code: CA4-702-02-25
          Concord, CA 94520
          Attention: Erlinda (Lynne) Famularcano
          Telephone: 925-675-7659
          Facsimile: 888-969-9230
          Electronic Mail: erlinda.o.famularcano@bankofamerica.com

          Bank of America, N.A.
          Dallas, TX
          ABA # 026009593
          Acct # 3750836479
          Acct Name: Credit Services
          Ref: Banner Acquisition, Inc.

          Other Notices as Administrative Agent:

          Bank of America, N.A.
          Agency Management
          1455 Market Street
          Mail Code: CA5-701-05-19
          San Francisco, CA 94103
          Attention: Kevin Ahart
          Telephone: 415-436-2750
          Facsimile: 415-503-5000
          Electronic Mail: kevin.ahart@bankofamerica.com with a copy to:

          Morgan Stanley Senior Funding, Inc.
          750 Seventh Avenue, 11th Floor
          New York, NY 10020
          Attention: Alice Lee/Jaap Tonckens
          Telephone: 212-762-2601/212-761-1052
          Facsimile: 212-762-0346/212-761-0587
          Electronic Mail: Alice.Lee@morganstanley.com
                           Jaap.Tonckens@morganstanley.com

     (c) in the case of any Lender, at its address set forth in its Administrative Questionnaire, or

     (d) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.

     Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (ii) if given by electronic communication, as provided below, or (iii) if given by any other means, when delivered at the address specified pursuant to this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to
Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each of the Administrative Agent and the Loan Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     In no event shall the Administrative Agent or any of its affiliates have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party's or the Administrative Agent's transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person; provided, however, that in no event shall any such Person have any liability to any Loan Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages)

     Section 10.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.03. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Agents, including reasonable fees and disbursements of special counsel for the Agents, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by any Agent or any Lender, including fees and disbursements of counsel (including, without limitation, the allocated costs of in-house counsel), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

     (b) The Company agrees to indemnify each Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "INDEMNITEE") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, the reasonable allocated costs of in-house counsel), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

     Section 10.04. Set-offs; Sharing. (a) If (i) an Event of Default has occurred and is continuing and (ii) the Required Lenders have requested the Administrative Agent to declare the Loans to be immediately due and payable pursuant to Section 6.01, or the Loans have become immediately due and payable without notice as provided in Section 6.01, then each Lender and any of its affiliates are hereby authorized by each Loan Party at any time and from time to time, to the extent permitted by applicable law, without notice to any Loan Parties (any such notice being expressly waived by the Loan Parties), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its affiliates to or for the account of such Loan Party against any obligations of such Loan Party to such Lender now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether such Lender shall have made any demand for payment under this Agreement. Each Lender agrees promptly to notify such Loan Party after any such set-off and application made by such Lender or its affiliates; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lenders under this subsection are in addition to any other rights and remedies which the Lenders may have.

     (b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Agreement. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any of its Loans, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     Section 10.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all the Lenders) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment, (iv) release the Guarantor from any of its obligations under Article 9, (v) waive any of the conditions to effectiveness set forth in Section 3.01 or (vi) change the percentage of the Commitments or of the aggregate amount of the Loans, or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement.

     Section 10.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders.

     (b) Any Lender may at any time grant to one or more banks or other institutions (each a "PARTICIPANT") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Loan Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of
Section 10.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection
(c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

     (c) Any Lender may at any time assign to one or more banks or other institutions (but under no circumstances to the Borrower or any Affiliate) (each an "ASSIGNEE") all, or a proportionate part of all, of its rights and obligations under this Agreement and its Notes (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's

Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an agreement, substantially in the form of Exhibit D hereto (an "ASSIGNMENT AND ASSUMPTION AGREEMENT"), together with a processing and recordation fee of $3,500, and such Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (iv) the Administrative Agent and (so long as no Default has occurred and is continuing) the Company shall have consented to such assignment (each such consent not to be unreasonably withheld or delayed). From and after the effective date specified in each Assumption Agreement, such Assignee shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.03, 8.04 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

     (d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank or to any affiliate of such transferor Lender. No such assignment shall release the transferor Lender from its obligations hereunder and the Borrower and the Administrative Agent shall continue to deal solely and directly with such transferor Lender in connection with such transferor Lender's rights and obligations under this Agreement.

     (e) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     Section 10.07. Collateral. Each of the Lenders represents to each Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

     Section 10.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Loan Party hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Loan Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 10.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings (other than any agreement referred to in Section 2.07(b)), oral or written, relating to the subject matter hereof.

     Section 10.10. Waiver of Jury Trial. EACH OF THE LOAN PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 10.11. Treatment Of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a) to its affiliates and to its and its affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this

Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,
(g) with the consent of the Borrower or the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective affiliates on a nonconfidential basis from a source other than a Loan Party.

     For purposes of this Section, "INFORMATION" means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

     Section 10.12. USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "ACT"), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        BANNER ACQUISITION, INC.,
                                        as Borrower


                                        By: /s/ Jeffrey L. Edwards
                                            ------------------------------------
                                        Name: Jeffrey L. Edwards
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        ALLERGAN, INC.,
                                        as Guarantor


                                        By: /s/ Jeffrey L. Edwards
                                            ------------------------------------
                                        Name: Jeffrey L. Edwards
                                              ----------------------------------
                                        Title: Executive Vice President,
                                               Finance and Business Development,
                                               Chief Financial Officer
                                               ---------------------------------


                                        By: /s/ James M. Hindman
                                            ------------------------------------
                                        Name: James M. Hindman
                                              ----------------------------------
                                        Title: Senior Vice President,
                                               Treasury, Risk and Investor
                                               Relations
                                               ---------------------------------


                                        MORGAN STANLEY SENIOR FUNDING, INC.,
                                        as Lender and as Arranger


                                        By: /s/ Jaap L. Tonckens
                                            ------------------------------------
                                        Name: Jaap L. Tonckens
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        BANC OF AMERICA SECURITIES LLC,
                                        as Arranger


                                        By: /s/ Elizabeth Everett
                                            ------------------------------------
                                        Name: Elizabeth Everett
                                              ----------------------------------
                                        Title: Managing Director
                                               ---------------------------------

                                        BANK OF AMERICA, N.A.,
                                        as Lender and as Administrative Agent


                                        By: /s/ B. Kenneth Burton, Jr.
                                            ------------------------------------
                                        Name: B. Kenneth Burton, Jr.
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        CITICORP NORTH AMERICA, INC.,
                                        as Lender


                                        By: /s/ J. Gregory Davis
                                            ------------------------------------
                                        Name: J. Gregory Davis
                                              ----------------------------------
                                        Title: Attorney-In-Fact
                                               ---------------------------------


                                        GOLDMAN SACHS CREDIT PARTNERS, L.P.,
                                        as Lender


                                        By: /s/ William W. Archer
                                            ------------------------------------
                                        Name: William W. Archer
                                              ----------------------------------
                                        Title: Managing Director
                                               ---------------------------------

                               COMMITMENT SCHEDULE

               LENDER                  COMMITMENT
               ------                 ------------
Morgan Stanley Senior Funding, Inc.   $330,000,000
Bank of America, N.A.                 $286,000,000
Citicorp North America, Inc.          $253,000,000
Goldman Sachs Credit Partners, L.P.   $231,000,000

                               Commitment Schedule

                                PRICING SCHEDULE

     Each of the"COMMITMENT FEE RATE", "BASE RATE MARGIN" and "EURO-DOLLAR MARGIN" means, on any date, the rate per annum set forth below in the row opposite such term and in the column corresponding to the "STATUS" that exists on such date:

                                                  STATUS
                      --------------------------------------------------------------
                      LEVEL I   LEVEL II   LEVEL III   LEVEL IV   LEVEL V   LEVEL VI
                      -------   --------   ---------   --------   -------   --------
Commitment Fee Rate    .085%      .10%       .125%       .15%       .20%       .25%
Base Rate Margin          0%        0%          0%         0%         0%       .25%
Euro-Dollar Margin      .40%      .45%        .50%      .625%      .875%      1.50%

     For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

     "LEVEL I STATUS" exists at any date if, at such date, the Company's Credit Rating is A or higher by S&P or A2 or higher by Moody's.

     "LEVEL II STATUS" exists at any date if, at such date, (i) the Company's Credit Rating is A- or higher by S&P or A3 or higher by Moody's and (ii) Level I Status does not exist.

     "LEVEL III STATUS" exists at any date if, at such date, (i) the Company's Credit Rating is BBB+ or higher by S&P or Baa1 or higher by Moody's and (ii) neither Level I Status nor Level II Status exists.

     "LEVEL IV STATUS" exists at any date if, at such date, (i) the Company's Credit Rating is BBB or higher by S&P or Baa2 or higher by Moody's and (ii) none of Level I Status, Level II Status and Level III Status exists.

     "LEVEL V STATUS" exists at any date if, at such date, (i) the Company's Credit Rating is BBB- or higher by S&P or Baa3 or higher by Moody's and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

     "LEVEL VI STATUS" exists at any date if, at such date, no other Status exists or the Company does not have Credit Ratings from both S&P and Moody's.

     "STATUS" refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

     The "CREDIT RATINGS" to be utilized for purposes of this Pricing Schedule are those assigned to the senior unsecured long-term debt securities of the


                             Pricing Schedule - p.1

Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. In the case of split ratings from S&P and Moody's, the rating to be used to determine which Status applies is the higher of the two; provided that if the split is more than one full category, one rating above the lower rating shall be used (e.g. A+/A3 results in Level II Status and A+/Baa1 in Level III Status).


                             Pricing Schedule - p.2

                                                                       EXHIBIT A

                                      NOTE

                                                              New York, New York
                                                              ____________, 200_

     For value received, Banner Acquisition, Inc., a Delaware corporation (the "BORROWER"), promises to pay to the order of _______________ (the "LENDER"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate provided for in the Credit Agreement. All such payments of principal and interest shall be made in Dollars, in Federal or other immediately available funds at the office of Bank of America, N.A., 101 N. Tryon Street, Charlotte, North Carolina.

     All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This note is one of the Notes referred to in the Credit Agreement dated as of March 20, 2006 among the Borrower, Allergan, Inc., the Lenders party thereto, Morgan Stanley Senior Funding, Inc. and Banc of America Securities LLC, as Arrangers, and Bank of America, N.A., as Administrative Agent (as the same may be further amended from time to time, the "CREDIT AGREEMENT"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.


                                 Exhibit A - p.1

     The payment in full of the principal and interest on this Note has, pursuant to the provisions of the Credit Agreement, been unconditionally guaranteed by Allergan, Inc.

                                        BANNER ACQUISITION, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                 Exhibit A - p.2

                         LOANS AND PAYMENTS OF PRINCIPAL

         Type        Amount of
Date   of Loan   Principal Repaid   Amount of Loan   Maturity Date   Notation Made by
----   -------   ----------------   --------------   -------------   ----------------

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________


                                 Exhibit A - p.3

                                                                       EXHIBIT B

               FORM OF OPINION OF GENERAL COUNSEL FOR THE COMPANY

                                                                  March __, 2006

To the Lenders and the Agents
referred to below
c/o Bank of America, N.A., as Administrative Agent
1455 Market Street
San Francisco, California 94103

Gentlemen:

     This opinion is being furnished to you pursuant to Section 3.01(b) of the Credit Agreement dated as of March 20, 2006 (the "CREDIT AGREEMENT") among Banner Acquisition, Inc., a Delaware corporation (the "BORROWER"), Allergan, Inc., a Delaware corporation (the "COMPANY"), the lenders party thereto (the "LENDERS"), Morgan Stanley Senior Funding, Inc. and Banc of America Securities LLC, as Arrangers (the "ARRANGERS"), and Bank of America, N.A., as Administrative Agent (the "ADMINISTRATIVE AGENT" and, together with the Arrangers, the "AGENTS"). Capitalized terms used but not defined herein have the corresponding meanings set forth in the Credit Agreement.

     I am the General Counsel of the Company and, in such capacity, I am generally familiar with the corporate and legal matters concerning the Company and its Subsidiaries.

     I have made such inquiries and examined, among other things, originals, or copies certified or otherwise identified to my satisfaction as being true copies, of such records, agreements, certificates, instruments and other documents as I have considered necessary or appropriate for purposes of this opinion.

     Based on the foregoing and in reliance thereon, I am of the opinion that:

     1. Each of the Borrower and the Company has been duly incorporated and is a validly existing corporation and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and its Notes and to conduct its business as presently conducted.

     2. Each of the Borrower and the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the character of its business or the location of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Materially Adverse Effect.


                                 Exhibit B - p.1

To the Lenders and the Agents
referred to below                       2                         March __, 2006


     3. To the best of my knowledge, the Company and each Subsidiary have all governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as presently conducted, except where the failure to have any of the foregoing would not in the aggregate have a Materially Adverse Effect.

     4. Neither the Company nor any Subsidiary is in violation of (a) its charter or bylaws or (b) to the best of my knowledge, any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to them or their respective properties or assets, except, in the case of clause (b), where any such violation would, singly or in the aggregate with other such violations, not have a Materially Adverse Effect.

     5. There are no pending or, to the best of my knowledge, threatened actions or proceedings against the Company or any of its Subsidiaries before any Governmental Authority which purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or the Notes, or which are likely to have a Materially Adverse Effect, except for those actions or proceedings previously disclosed in the Company's periodic filings made with the Securities and Exchange Commission.

     6. The execution and delivery by each Loan Party of the Credit Agreement and by the Borrower of its Notes and the performance by each Loan Party of its obligations thereunder have been duly authorized by all necessary action of such Loan Party.

     7. The Credit Agreement and the Notes of each Loan Party have each been duly executed and delivered by such Loan Party.

     8. The Credit Agreement constitutes a valid and binding agreement of each Loan Party and each of its Notes constitute a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

     9. The execution, delivery and performance by each Loan Party of the Credit Agreement and by the Borrower of its Notes do not and will not (A) violate the restated certificate of incorporation or bylaws of such Loan Party as in effect on the date hereof, (B) to the best of my knowledge, violate any material law or regulation applicable to such Loan Party or any order, judgment or decree of any Governmental Authority known to me to be binding on such Loan Party, (C) to the best of my knowledge, conflict with, result in a material breach of or constitute a material default under any material indenture, mortgage, deed of trust, agreement or other instrument to which the Company or any Subsidiary is a party or by which any of their respective properties are bound or result in or require the creation or imposition of any Lien upon any of their respective assets, or (D)


                                 Exhibit B - p.2

To the Lenders and the Agents
referred to below                       3                         March __, 2006


require any authorization, consent, waiver or approval of any Governmental Authority.

     10. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     The foregoing opinions are subject to the following exceptions, qualifications and limitations:

     A. I render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the Federal laws of the United States of America,
(ii) the laws of the State of California and (iii) the Delaware General Corporation Law. I am not admitted to practice law in the State of Delaware; however, I am generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as I consider necessary to render the opinions contained in paragraphs 1, 4, 6, 7 and 9. This opinion is limited to the effect of the present state of the foregoing laws and to the facts as they presently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. I express no opinion regarding the Securities Act of 1933, as amended, or any other federal and state securities laws or regulations. I call your attention to the fact that the Credit Agreement provides that it and the Notes shall be construed in accordance with and governed by the laws of the State of New York as to which I express no opinion herein. However, in my opinion (i) a Federal or state court sitting in California would enforce or otherwise give legal effect to the choice of New York law set forth in Section
10.08 of the Credit Agreement and (ii) even if such a court applied California law to determine the rights of the parties under the Credit Agreement, I would give the opinion set forth in paragraph 8 above.

     B. My opinions set forth in paragraph 8 and (with respect to performance by a Loan Party) clauses (B) and (D) of paragraph 9 are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

     C. Without limitation, I express no opinion (i) as to the ability to obtain specific performance, injunctive relief or other equitable relief (whether sought in a proceeding at law or in equity) as a remedy for noncompliance with Credit Agreement or the Notes, and (ii) regarding the rights or remedies available to any party insofar as such party may take discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially


                                 Exhibit B - p.3

To the Lenders and the Agents
referred to below                       4                         March __, 2006


reasonable manner, whether or not such action is permitted under the Credit Agreement or the Notes.

     D. I express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Credit Agreement or the Notes to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

     E. I express no opinion with respect to the legality, validity, binding nature or enforceability of (i) any waiver under the Credit Agreement or the Notes or any consents thereunder relating to the rights of a Loan Party or duties owing to it existing as a matter of law, except to the extent such Loan Party may so waive or consent under applicable law, (ii) provisions in the Credit Agreement or the Notes imposing an increase in interest rate upon delinquency in payment or (iii) any rights of setoff.

     F. I express no opinion as to any provision of the Credit Agreement or the Notes requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

     G. I express no opinion as to the applicability or effect of any Lender's compliance with any state or Federal laws applicable to the transactions contemplated by the Credit Agreement.


                                 Exhibit B - p.4

To the Lenders and the Agents
referred to below                       5                         March __, 2006


     This opinion is rendered to you in connection with the Credit Agreement and may not be relied upon by any person other than you (or permitted assignees under the Credit Agreement) or by you (or any such permitted assignee) in any other context, provided that you may provide this opinion (i) to bank examiners and other regulatory authorities should they so request or in connection with their normal examinations, (ii) to your independent auditors and attorneys,
(iii) pursuant to order or legal process of any court or governmental agency, or
(iv) in connection with any legal action to which you are a party arising out of the transactions contemplated by the Credit Agreement. In addition, this opinion may be delivered to and relied upon by Davis Polk & Wardwell, special counsel to the Agents, in connection with closing under the Credit Agreement. This opinion may not otherwise be quoted without my prior written consent.

                                        Very truly yours,


                                        ----------------------------------------
                                        Douglas S. Ingram, Esq.
                                        General Counsel


                                 Exhibit B - p.5

                                                                       EXHIBIT C

                    FORM OF OPINION OF DAVIS POLK & WARDWELL

                                                                  March __, 2006

To the Lenders and the Agents
referred to below
c/o Bank of America, N.A., as Administrative Agent
1455 Market Street
San Francisco, California 94103

Dear Sirs:

     We have participated in the preparation of the Credit Agreement (the "CREDIT AGREEMENT") dated as of March 20, 2006 among Banner Acquisition, Inc., a Delaware corporation, Allergan, Inc., a Delaware corporation (the "COMPANY"), the lenders party thereto (the "LENDERS"), Morgan Stanley Senior Funding, Inc. and Banc of America Securities LLC as Arrangers (the "ARRANGERS"), and Bank of America, N.A., as Administrative Agent (the "ADMINISTRATIVE AGENT" and, together with the Arrangers, the "AGENTS"), and have acted as special counsel to the Agents for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

     1. The execution, delivery and performance by each Loan Party of the Credit Agreement and by the Borrower of its Notes are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate action.

     2. The Credit Agreement constitutes a valid and binding agreement of each Loan Party and each Note of the Borrower constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and general principles of equity.


                                 Exhibit C - p.1

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent, except that this opinion may be relied upon by each Assignee which becomes a Lender after the date hereof in accordance with the terms of Section 10.06(c), as though addressed to such Assignee on and as of the date hereof.

                                        Very truly yours,


                                 Exhibit C - p.2

                                                                       EXHIBIT D

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

     AGREEMENT dated as of _________, 200_ among [ASSIGNOR] (the "ASSIGNOR"), [ASSIGNEE] (the "ASSIGNEE"), Banner Acquisition, Inc., a Delaware corporation (the "BORROWER"), Allergan, Inc., a Delaware corporation (the "COMPANY"), Morgan Stanley Senior Funding, Inc., and Banc of America Securities LLC, as Arrangers (the "ARRANGERS"), and Bank of America, N.A., as Administrative Agent (the "ADMINISTRATIVE AGENT").

                                   WITNESSETH

     WHEREAS, this Assignment and Assumption Agreement (this "AGREEMENT") relates to the Credit Agreement dated as of March 20, 2006 among the Borrower, the Company, the Assignor and the other lenders party thereto, as Lenders, the Arrangers, and the Administrative Agent (the "CREDIT AGREEMENT");

     [WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate amount at any time outstanding not to exceed $__________;]

     WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate amount of $__________ are outstanding at the date hereof;

     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of [its outstanding Commitment thereunder in an amount equal to $__________, together with a corresponding portion of] its outstanding Loans (the "ASSIGNED AMOUNT"), and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

     SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and


                                 Exhibit D - p.1
delivery hereof by the Assignor and the Assignee and the execution of the consent attached hereto by [the Company and](2) the Administrative Agent and the payment of the amounts specified in Section 3 hereof required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

     SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof, in Dollars (in Federal funds), the amounts heretofore agreed between them.(3) [It is understood that commitment fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.] Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     SECTION 4. Consent of [the Company and](4) the Administrative Agent. This Agreement is conditioned upon the consent of [the Company and](5) the Administrative Agent pursuant to Section 10.06(c) of the Credit Agreement.

     SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of any Loan Party, or the validity and enforceability of the obligations of any Loan Party in respect of the Credit Agreement or its Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be

----------
(2)  Delete if consent is not required.

(3) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

(4)  Delete if consent is not required.

(5)  Delete if consent is not required.


                                 Exhibit D - p.2
responsible for making its own independent appraisal of the business, affairs and financial condition of the Loan Parties.

     SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                        [ASSIGNOR]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


     The undersigned consent to the foregoing assignment.

                                        [ASSIGNEE]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        [ALLERGAN, INC.]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        [BANK OF AMERICA, N.A.]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                 Exhibit D - p.3